QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.22

        Full and Final Release between NeoMagic International Corporation, a Cayman Island company, with offices c/o Caledonian Bank & Trust Ltd., Ground Floor, Caledonian House, Mary Street, P.O. Box 1043, Georgetown, Grand Cayman B.W. I. (hereinafter referred to as "NeoMagic") and Infineon Technologies AG, St. Martin Str. 53, 81669 Munich, Germany (hereinafter referred to as "Infineon") (hereinafter each individually referred to as a "Party" and collectively referred to as the "Parties") dated as of September 9, 2002.

        WHEREAS, NeoMagic and Infineon have entered into the Wafer Supply Agreement as of March, 15, 1999 ("Wafer Supply Agreement"), according to which Infineon designs and manufactures processed wafers for NeoMagic;

        WHEREAS, the Parties have amended the Wafer Supply Agreement by the General Amendment to the Wafer Supply Agreement as of January, 17, 2001 to provide for the design, fabrication and supply of future products (hereinafter "Amendment");

        WHEREAS, NeoMagic and Infineon have entered into the Product Sourcing Agreement as of January, 17, 2001 (hereinafter "Product Sourcing Agreement"), according to which Infineon agreed to make investments in her manufacturing site in Dresden to enlarge her capacity of wafer supply and NeoMagic agreed to establish an irrevocable Standby Letter of Credit with the Bank of America in the name of Infineon Technologies AG, Munich, in the amount of US $15,000,000 (in words: fifteen million US dollars).

        WHEREAS, under the Product Sourcing Agreement, the Parties agreed to reduce the amount of the irrevocable Standby Letter of Credit quarterly by US $300 for every processed wafer actually delivered to and paid by NeoMagic to Infineon;

        WHEREAS, the Parties agreed that Infineon on February, 27, 2004 should be entitled to draw on the outstanding sum of the irrevocable Standby Letter of Credit;

        WHEREAS, the Parties entered into the First Amendment to the Product Sourcing Agreement ("First Amendment"), according to which Infineon agreed that if NeoMagic were to replace the existing letter of credit with a new letter of credit not to draw under the existing letter of credit provided the new letter of credit contained the same terms and conditions of the existing letter of credit and issued by a bank acceptable to Infineon;

        WHEREAS, NeoMagic has not ordered a single processed wafer so that the full sum of US $15,000,000 is still outstanding in the irrevocable Standby Letter of Credit;

        WHEREAS, NeoMagic and Infineon wish to terminate the Wafer Supply Agreement Agreement, the Amendment, the Product Sourcing Agreement and the First Amendment (all four agreements hereinafter called "the Four Agreements") and to finally settle all differences between the Parties arising out of or in connection therewith;

        AND WHEREAS, Infineon and NeoMagic have agreed to enter into this full and final Release (hereinafter, the "Release") in order to release one another and their respective affiliates from all claims and obligations (except for those expressly set forth in this Release) that they may have against one another under the Four Agreements.

        NOW THEREFORE, in consideration of the premises, obligations and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Infineon and NeoMagic agree as follows:

1.    Termination of Agreements.

        (a)  The Four Agreements are hereby terminated.

        (b)  Notwithstanding anything to the contrary contained herein, the parties agree that Section 2.2, Part V, Part VI, Section 7.1 and 7.6 of the Wafer Supply Agreement and Section 5 and 6 of the Product Sourcing Agreement shall survive termination of the Four Agreements.

2.    Full Release.    Subject to Section 8 of this Release, each Party releases and forever discharges the other Party, its respective directors, officers, employees, affiliates, subsidiaries and related companies and its successors and assigns, from any and all obligations, actions, causes of action, claims and demands for, upon or by reason of any amount owing, damage or loss whatsoever, existing up to and including the date hereof, which a Party or its agents, affiliates, successors or assigns or any of them ever had, now have or hereafter may, can or shall have pursuant to or relating to the Four Agreements and any other agreement, correspondence, document or other communication (whether written or oral) exchanged by or between the Parties about the Four Agreements (collectively, the "Additional Documents").

3.    Covenants, Representations and Warranties.    Each party hereby specifically covenants, represents and warrants to the other Party that, except as specified in Sections 4 and 8 of this Release, it has no further claims against the other Party for or arising out of the Four Agreements or the Additional Documents. In the event that a Party should hereafter make any claim or demand or commence, or threaten to commence any action, claim or proceeding, or make any complaint against the other Party arising out of or in relation to the Four Agreements or the Additional Documents, or otherwise as specified in Section 2 of this Release, this Release may be raised as an estoppel and complete bar to any such claim, demand, action, proceeding or complaint.

4.    Additional Obligations of the Parties:

        (a)  Consideration.

          (i)    NeoMagic shall pay to Infineon the amount US $1,500,000 (in words: one million and five hundred thousand US dollars). Payment shall be due on the effective date of this Release and payable to Infineon on September 27, 2002. Payment shall be made by NeoMagic to the following bank account of Infineon:

      Infineon Technologies AG
      Bank of America, Branch London
      Account Number: 31481013
      SWIFT Address BOFA GB 22

          (ii)  NeoMagic shall issue to Infineon One Million Six Hundred and Sixty-Seven (1,667,000) shares of its Common Stock, par value .001 per share (the "Shares"). The Shares shall be issued on the effective date of this Release and delivered to Infineon on September 27, 2002 (the "Delivery Date"), pursuant to written instructions to be provided by Infineon to NeoMagic prior to the Delivery Date.

          (iii)  The Shares shall be issued in a private placement exempt from registration under the Securities Act of 1933 (the "Securities Act"). Infineon acknowledges that it has substantial experience in evaluating and investing in private placement transactions so that it is capable of evaluating the merits and risks of its investment in NeoMagic and has the capacity to protect its own interests. Infineon is acquiring the Shares for its own account for investment only, and not with a view towards their distribution.

        (b)    Registration Rights.

          (i)    As soon as practicable following the date hereof, NeoMagic shall file with the U.S. Securities and Exchange Commission (the "Commission") a "shelf" registration statement under the Securities Act providing for the registration of, and the sale on a continuous or delayed basis by Infineon of, all of the Shares pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by Commission (such registration statement, including the prospectus contained therein (the "Prospectus") and any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement are referred to herein as the "Shelf Registration Statement") relating to the offer and sale of the Shares by Infineon from time to time in accordance with the methods of distribution elected by Infineon and set forth in such Shelf Registration Statement and shall use its best efforts to cause such Shelf Registration Statement to be declared effective within 90 days of the date hereof but in no event later than March 15, 2003 (the "Release Date") and if earlier, as soon as practicable following a Special Release Event (as defined below).

          (ii)  NeoMagic shall use its best efforts to keep the Shelf Registration Statement continuously effective in order to permit the Prospectus to be usable by Infineon until the earliest of (1) the sale of all Shares registered under the Shelf Registration Statement; and (2) the expiration of the period referred to in Rule 144(d) of the Securities Act with respect to all Shares (such period being referred to herein as the "Effectiveness Period").

          (iii)  NeoMagic may suspend the use of the Prospectus for a period not to exceed 30 days, whether or not consecutive, in any 12-month period if the Board of Directors of NeoMagic shall have determined in good faith that because of valid business reasons (not including avoidance of NeoMagic's obligations hereunder), including the acquisition or divestiture of assets, pending corporate developments and similar events, it is in the best interests of NeoMagic to suspend such use, and prior to suspending such use NeoMagic provides Infineon with written notice of such suspension, which notice need not specify the nature of the event giving rise to such suspension.

        (c)    Registration Procedures.    In connection with the Shelf Registration Statement, the following provisions shall apply:

          (i)    NeoMagic shall furnish to Infineon, prior to the effective date of the Shelf Registration Statement (the "Effective Time"), a copy of the Shelf Registration Statement initially filed with the Commission, and shall furnish to Infineon, prior to the filing thereof with the Commission, copies of each amendment thereto (including post-effective amendments) and each amendment or supplement, if any, to the Prospectus included therein, and shall use its best efforts to reflect in each such document, at the Effective Time or when so filed with the Commission, as the case may be, such comments as Infineon and its counsel reasonably may propose.

          (ii)  NeoMagic shall promptly take such action as may be necessary so that (i) each of the Shelf Registration Statement and any amendment thereto and the Prospectus forming a part thereof and any amendment or supplement thereto (and each report or other document incorporated therein by reference in each case) complies in all material respects with the Securities Act and the Securities Exchange Act of 1934 and the respective rules and regulations thereunder, (ii) each of the Shelf Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) each of the Prospectus forming a part of the Shelf Registration Statement, and any amendment or supplement to such Prospectus, does not at any time during the Effectiveness Period include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances then existing.

          (iii)  NeoMagic shall promptly advise Infineon and shall confirm such advice in writing if so requested by any such Infineon: (i) when a Shelf Registration Statement and any amendment thereto has been filed with the Commission and when a Shelf Registration Statement or any post-effective amendment thereto has become effective; (ii) of any request by the Commission for amendments or supplements to the Shelf Registration Statement or the Prospectus included therein or for additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of any proceedings for such purpose; (iv) of the receipt by NeoMagic of any notification with respect to the suspension of the qualification of the securities included in the Shelf Registration Statement for sale in any jurisdiction or the initiation of any proceeding for such purpose; and (v) of the happening of any event or the existence of any state of facts that requires the making of any changes in the Shelf Registration Statement or the Prospectus included therein so that, as of such date, such Shelf Registration Statement and Prospectus do not contain an untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances then existing) not misleading (which advice shall be accompanied by an instruction to Infineon to suspend the use of the Prospectus until the requisite changes have been made).

          (iv)  NeoMagic shall use its best efforts to prevent the issuance, and if issued to obtain the withdrawal at the earliest possible time, of any order suspending the effectiveness of the Shelf Registration Statement.

          (v)  Prior to any offering of Shares pursuant to the Shelf Registration Statement, NeoMagic shall (i) register or qualify or cooperate with Infineon and its counsel in connection with the registration or qualification of such Shares for offer and sale under the securities or "blue sky" laws of such jurisdictions within the United States as Infineon may reasonably request, (ii) keep such registrations or qualifications in effect and comply with such laws so as to permit the continuance of offers and sales in such jurisdictions for so long as may be necessary to enable Infineon to complete its distribution of Shares pursuant to the Shelf Registration Statement, and (iii) take any and all other actions necessary or advisable to enable the disposition in such jurisdictions of such Shares; provided, however, that in no event shall NeoMagic be obligated to (A) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to so qualify but for this provision or (B) file any general consent to service of process in any jurisdiction where it is not as of the date hereof so subject.

          (vi)  NeoMagic will use its best efforts to cause the Shares to be listed for quotation on the Nasdaq National Market System prior to the Effective Time of the Shelf Registration Statement hereunder.

          (vii) NeoMagic shall use its best efforts to take all other steps necessary to effect the registration, offering and sale of the Shares covered by the Shelf Registration Statement contemplated hereby.

        (d)    Registration Expenses.    NeoMagic shall bear all fees and expenses incurred in connection with the performance of its obligations under this Section 4 and shall bear or reimburse Infineon for the reasonable fees and disbursements of Infineon's counsel in connection therewith.

        (e)    Liquidated Damages for Failure to Register.

          (i)    If the Shelf Registration Statement has not been filed within 30 days of the date hereof or declared effective by the Commission (each such event, or the events described herein, as applicable, a "Registration Default") on or prior to the dates required in Section 4(b)(i), NeoMagic shall be required to pay liquidated damages ("Liquidated Damages"), from and including the day following the Registration Default until such Shelf Registration Statement is declared effective, at a rate per annum equal to one-half of one percent (0.5%) of the market value of the Shares as of the Release Date (the "Share Value").

          (ii)  In the event that the Shelf Registration Statement ceases to be effective (or Infineon is otherwise prevented or restricted by NeoMagic from effecting sales pursuant thereto) (an "Effective Failure") for more than 30 days, whether or not consecutive, during any 12-month period, then NeoMagic shall pay Liquidated Damages at a rate per annum equal to one-half of one percent (0.5%) of the Share Value from the 31st day that such Shelf Registration Statement ceases to be effective (or Infineon is otherwise prevented or restricted by NeoMagic from effecting sales pursuant thereto) until the earlier of (i) the time the Shelf Registration Statement again becomes effective or Infineon is again able to make sales under the Shelf Registration Statement or (ii) the time the Effectiveness Period expires.

          (iii)  In the event NeoMagic fails to file a post-effective amendment to the Shelf Registration Statement, or the post-effective amendment is not declared effective, within the periods required hereunder, NeoMagic shall pay Liquidated Damages at a rate per annum equal to an additional one-half of one percent (0.5%) of the Share Value from and including the date of such Registration Default until such time as such Registration Default is cured.

          (iv)  Any amounts to be paid as Liquidated Damages pursuant to paragraphs (a), (b) or (c) above shall be paid quarterly in arrears, with the first quarterly payment due on the last day of the first calendar quarter in which a Registration Default occurs.

          (v)  The parties hereto agree that the Liquidated Damages as set forth above are necessary because of the difficulty or impossibility of determining actual damages and that such Liquidated Damages in no event shall be deemed a penalty.

5.    Lock-Up Agreement.

        (a)  Infineon agrees that it shall not sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or effect any hedging or other transaction which is designed to result in any of the above transactions (each, a "Sale") any Shares prior to the Release Date; provided that Infineon may, prior to the Release Date, (i) engage in private resales of such Shares not effected through the Nasdaq National Market and (ii) transfer the Shares to a subsidiary, parent, general partner, limited partner, or other affiliate of Infineon, provided in each of clauses (i) and (ii) that such transferee agrees to be bound to the remaining standoff period described in this Section 5. Nothwithstanding the foregoing, this covenant shall expire and Infineon shall be permitted to sell, transfer or otherwise dispose of the Shares in the event of a Special Release Event. A "Special Release Event" shall mean the announcement by NeoMagic of any consolidation or merger of NeoMagic with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such transaction following which the stockholders of NeoMagic immediately prior to such consolidation, merger or reorganization, retain, by virtue of their equity interest in NeoMagic, at least fifty percent (50%) of the voting power of the surviving corporation immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which NeoMagic is a party in which in excess of fifty percent (50%) of NeoMagic's voting power is transferred or a sale, lease or other disposition of all or substantially all of the assets of NeoMagic.

        (b)  Notwithstanding the above, except as provided in subsections 5(a)(i) and 5(a)(ii) above, Infineon agrees that, during any three (3) month period, it shall not effect any Sale of any Shares in excess of the greater of (i) 250,000 Shares (as adjusted for any stock splits, combinations, stock dividends or similar transactions) and (ii) that number of Shares equal to one-tenth of the aggregate volume of trading in shares of NeoMagic common stock reported through the automated quotation system of the Nasdaq National Market and/or all national securities exchanges during the three (3) month period ending on the date immediately prior to such Sale. This covenant shall expire as of the date that Infineon has transferred or otherwise disposed of all of the Shares.

6.    Consent to eliminate the Standby Letter of Credit.    Infineon agrees to give its written consent to the Bank of America that NeoMagic may eliminate the irrevocable Standby Letter of Credit as soon as Infineon has received full payment of the US $1,500,000 and 1,667,000 shares of Neo Magic's common stock as further specified in Section 4(a).

7.    Return of Information.    The receiving party shall promptly return to the disclosing party all confidential information received under the Agreements, including any copies thereof in its possession, within forty-five (45) days after termination.

8.    Continuing Obligations.    Notwithstanding anything to the contrary in this Release, nothing in this Release shall release the Parties from their respective obligations, nor detract from their respective rights, as described in Section 4 and 1.2 of this Release. Each Party acknowledges and agrees that the terms of this Release apply only to the Four Agreements and Additional Documents and not to any other agreements between the Parties, currently in effect or that may be entered into between the Parties in the future, that is not related to this Release.

9.    Confidentiality.    This Release is a confidential document. Each Party agrees to keep this Release and its contents confidential and shall only disclose such information (i) to its agents, employees or representatives who have a need to know such information, for the purpose of performance under this Release and exercising the rights granted under this Release and who have entered into a non-disclosure agreement at least as protective of the confidential nature of the Release as are these terms, and they shall keep this information confidential to third parties with the same degree of care as they use with respect to their own confidential information. This obligation shall not apply to information, which is or becomes public knowledge or which is independently developed or lawfully received from a third party or (ii) to the extent required by applicable law or during the course of or in connection with any litigation, arbitration or other proceeding based upon or in connection with the subject matter of this Release.

10.    Dispute Resolution.    All disputes arising out of or in connection with this Release, including any question regarding the existence, validity or termination of this Release, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce, Paris (hereinafter, the "Rules") by three arbitrators in accordance with said Rules. The seat of arbitration shall be Zuerich, Switzerland. The procedural law of Switzerland shall apply where the Rules are silent. The language to be used in the arbitration proceeding shall be English.

11.    Applicable Law.    This Release shall be governed by and construed in accordance with the law in Switzerland without reference to its conflict of law provisions. The application of the United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980 shall be excluded.

12.    Miscellaneous.

        (a)    Modification.    This Release, including this Section 13.a, cannot be modified except by written instrument signed by the Parties. This requirement of written form can only be waived in writing.

        (b)    Severability.    If any provision contained in this Release is or becomes ineffective or is held to be invalid by a competent authority or court having final jurisdiction thereover, all other provisions of this Release shall remain in full force and effect and there shall be substituted for the said invalid provision a valid provision having an economic effect as similar as possible to the original provision.

        (c)    Entire Agreement.    This Release constitutes the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and shall supersede and cancel all previous agreements, negotiations and commitments, either oral or written, relating hereto.

        (d)    Governing Language.    The governing language of this Release shall be English.

        (e)    Counterparts.    This Release may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.    Acknowledgment.    NeoMagic and Infineon each understands and agrees that the terms of this Release are fully understood by it, that the consideration stated herein, the receipt and sufficiency of which are hereby acknowledged, is full consideration of this Release and that the said consideration is accepted voluntarily for the purpose of making full and final compromise, adjustment and settlement of all claims for amounts owing, interest costs incurred, and losses and damages resulting, or to result, from the Four Agreements and Additional Documents, or otherwise as described in Section 2 of this Release.

[Signature Page to Follow]

        IN WITNESS WHEREOF, the Parties hereto have caused this Release to be executed in duplicate by their respective duly authorized representatives as of the date set forth above:

Neo Magic International Corporation	Infineon Technologies AG
By:	By:

Name:	Name:

Date:	Date:

By:

Name:

Date:

QuickLinks

  EXHIBIT 10.22